Exhibit 5.1

EDWARDS ANGELL PALMER & DODGE LLP
One North Clematis Street, Suite 400
West Palm Beach, FL 33417

March 31, 2008

DOR BioPharma, Inc.
850 Bear Tavern Road, Suite 201
Ewing, New Jersey 08628

Re: Registration Statement on Form S-1 (SEC File No. 333-149239)

Ladies and Gentlemen:

We have acted as legal counsel to DOR BioPharma, Inc., a Delaware corporation (the “Company”), with respect to the Registration Statement on Form S-1 initially filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on February 14, 2008, as amended on March 31, 2008 (the “Registration Statement”). The Registration Statement relates to the registration for resale of up to 26,563,613 shares (the “Shares”) of common stock of the Company, $0.001 par value per share (the “Common Stock”).  The Shares include 5,288,613 shares of Common Stock issued to the selling stockholders named in the Registration Statement and 21,275,000 shares of Common Stock that may be sold to Fusion Capital Fund II, LLC ("Fusion") pursuant to the terms of a Common Stock Purchase Agreement dated February 14, 2008 between the Company and Fusion (the "Fusion Agreement").

Based on our review of the Certificate of Incorporation of the Company, as amended, the By-laws of the Company, as amended, the relevant statutory provisions of the Delaware General Corporation Law and such other documents and records as we have deemed necessary and appropriate, we are of the opinion that the Shares have been duly authorized and have been or, when issued and paid for as contemplated by the Fusion Agreement, will be validly issued, fully paid and nonassessable.

We understand that this letter is to be used in connection with the Registration Statement, as amended, and hereby consent to the filing of this letter with and as a part of the Registration Statement as so amended, and to the reference to our firm in the prospectus which is a part of the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not hereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

It is understood that this letter is to be used in connection with the resale of the Shares only while the Registration Statement is effective as so amended and as it may be amended from time to time as contemplated by Section 10(a)(3) of the Securities Act.

Very truly yours,

/s/ Edwards Angell Palmer & Dodge LLP

EDWARDS ANGELL PALMER & DODGE LLP